GRANITE FALLS ENERGY, LLC

15045 Highway 23 SE

Granite Falls, MN 56241-0216

March 8, 2022

Dear Granite Falls Energy Members:

The GFE Board of Governors is always looking to improve the company’s efficiency and eliminate expenses that detract from the company’s bottom line. Recently, the Board has discussed the burdens associated with the company’s U.S. Securities and Exchange Commission (SEC) public reporting obligations. After much discussion, the Board has voted to pursue a proposal to reclassify the company’s membership units to allow the company to deregister from the SEC. The unit reclassification proposal would be subject to review by the SEC and approval by the company’s members.

GFE’s current direct annual costs of SEC reporting and compliance total approximately $435,000, and continue to escalate as additional regulations are imposed on SEC reporting companies. As an SEC reporting company, GFE must file public reports containing the company’s financial results and other material information, including strategic plans and projects. This information is available to our competitors, some of whom do not have the same disclosure obligations. Additionally, the company’s reporting obligations require the time and attention of GFE’s management and employees, which could instead be utilized to focus on the company’s operations.

Deregistering GFE’s membership units would involve reclassifying the units into multiple classes. Currently, the company has one class of membership units. By creating multiple unit classes, the company intends for the number of unitholders in each class to be below the threshold that triggers SEC reporting requirements. Management expects to be able to deregister from the SEC if its Class A units have fewer than 300 members, and each additional class of units has fewer than 500 members who are not “accredited investors,” as defined by the SEC. Thus, the specific form of the unit reclassification proposal will depend on how many of the company’s members qualify as “accredited investors.”

Attached to this letter is an accredited investor questionnaire. Please complete and sign this questionnaire and return it to the company by March 25, 2022. Your response will help the company develop its deregistration proposal, and will thus help the company achieve significant savings. All members who complete, sign, and return the questionnaire postmarked by March 25, 2022, will be entered into a drawing to win a $500 Visa gift card.

Management expects to be able to deregister from the SEC by reclassifying the company’s units into two classes: Class A and Class B. However, depending on the number of “accredited investors,” it is possible that three different unit classes will be necessary. We expect the reclassification to be based on the number of membership units owned by each member on the date of the reclassification.  For example, the final proposal may provide that members owning 25 or more units would receive Class A units and members owning 24 or fewer units would receive Class B units.

We expect that all membership units will continue to have identical distribution rights following the reclassification. This means that profit and loss allocations would be the same for all classes. If the reclassification is approved by GFE’s members, we expect that the unit classes would be distinguished from one another based primarily on differences in voting, nominating, and redemption rights.  We expect if there ever is a major transaction, like a sale of GFE or its primary assets, then every member would be entitled to vote, regardless of the class of his or her membership units.

Once we determine how many different classes will be utilized, the differences between the classes, and the ownership threshold required to be in each class, we expect to implement a “trading window” during which members may transfer units prior to the reclassification so that they may own the requisite number of units needed to be in their desired class.  In some cases, members may desire to combine ownership of membership units in order to have their units classified in a certain class. For example, a husband and wife that each separately own units might consider combining their units so that they instead own the units jointly, if such a transfer would result in ownership of Class A units rather than Class B units following the reclassification.  Once we have provided more details regarding the final reclassification proposal, please consult your professional advisors to determine whether it may be advantageous for you to transfer or combine unit ownership. Following the closing date of the trading window, we expect that all unit sales and transfers of units will be suspended for a period of time.

We intend for members to vote on the reclassification proposal at the company’s 2022 annual meeting, which the company expects to hold in May or June. The company has delayed the annual meeting from its usual date in March so that the reclassification proposal could be included on the agenda. Our legal counsel will prepare a detailed proxy statement describing the proposed reclassification and the amendments to GFE’s Member Control Agreement needed to complete the reclassification. You will be provided with a copy of this proxy statement in advance of the annual member meeting.

As mentioned above, enclosed with this letter is a questionnaire regarding whether you are an “accredited investor” as defined by the SEC, which will help the company determine how to best structure the reclassification of the company’s membership units.  For those members who own membership units in multiple forms (individually, joint ownership with spouse, through a trust, corporation or limited liability company, etc.), please complete a separate questionnaire for each form of ownership.

Thank you for your continued support of Granite Falls Energy.  We believe that deregistering the company’s membership units will make the company more effective and efficient. If you have any questions regarding the deregistration process, please feel free to contact the members of the Board.

Sincerely,

The Board of Governors,

Granite Falls Energy, LLC

This letter is not a proxy statement or a solicitation of proxies from the holders of membership units of the company. Any solicitation of proxies will be made only by the definitive proxy statement of the company, when available. Members of the company are urged to read the proxy statement and appendices thereto, when available, because they will contain important information about the company and the proposed reclassification of membership units.

This letter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our extended future operations and actions. These forward-looking statements are only our predictions based on current information and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this letter. We qualify all of our forward-looking statements by these cautionary statements.

Accredited Investor Questionnaire

Please complete and sign this questionnaire and return it to Granite Falls Energy in the enclosed business reply envelope. Your response will help the company determine how to best structure a possible reclassification of the company’s membership units that would allow the company to deregister its membership units with the U.S. Securities and Exchange Commission (SEC) and suspend its public reporting obligations. The company is requesting this information because under applicable regulations, some classes of membership units may not have more than a specified number of members who are not “accredited investors,” as defined by the SEC, if the company’s membership units are to be deregistered. Thank you for your time and assistance in completing this questionnaire.

Please check all that apply:

1.	Accredited investor – individuals

� My individual net worth, or joint net worth with my spouse, is greater than $1,000,000, excluding equity from my primary residence but including any indebtedness on my primary residence in excess of its fair market value.

� My individual income in both 2020 and 2021 was greater than $200,000, or my joint income with my spouse in both 2020 and 2021 was greater than $300,000, and I have a reasonable expectation of reaching the same income level in 2022.

� I am a governor or an executive officer of Granite Falls Energy, LLC.

2.	Accredited investor – business entities (corporations, LLC’s, trusts, etc.)

� The entity is a corporation, LLC, partnership, business trust, or tax-exempt 501(c)(3) organization that has greater than $5,000,000 in total assets and was not formed for the specific purpose of investing in Granite Falls Energy, LLC.

� The entity is any trust that has greater than $5,000,000 in total assets, is directed by a person with such knowledge and experience in financial and business matters that such person is capable of evaluating the risks and merits of an investment in Granite Falls Energy, LLC, and that was not formed for the specific purpose of investing in Granite Falls Energy, LLC.

� The entity is a private business development company as defined in Section 202(a)(22) of the Investment Advisors Act.

� The entity’s equity owners are all accredited investors.

� The entity is a bank, savings and loan association, registered broker or dealer, insurance company, or registered investment company.

� The entity is an employee benefit plan within the meaning of ERISA and (i) the investment decision is made by a plan fiduciary which is a bank, savings and loan association, insurance company, or registered investment advisor, (ii) the employee benefit plan has greater than $5,000,000 in total assets, or (iii) the plan is self-directed and investment decisions are made solely by persons that are accredited investors.

� The entity is a plan established and maintained by a state or its political subdivisions for the benefit of employees and the plan has greater than $5,000,000 in total assets.

� The entity is a “Family Office” as defined by the Investment Advisers Act of 1940 with more than $5,000,000 in assets under management, that is directed by a person with such knowledge and experience in financial and business matters that such person is capable of evaluating the risks and merits of an investment in Granite Falls Energy, LLC, and that was not formed for the specific purpose of investing in Granite Falls Energy, LLC, or a “Family Client,” as defined by the Investment Advisers Act of 1940, of such Family Office.

3.	Non-accredited investors

� None of the categories above are applicable.

Individuals:Business Entities:

Print namePrint name of entity

     By:

SignatureAuthorized signature

DateDate